Exhibit (f)

CONSENT OF

KPMG Austria AG Wirtschaftsprüfungs- und Steuerberatungsgesellschaft

KPMG Austria AG Wirtschaftsprüfungs- und Steuerberatungsgesellschaft hereby consents to (i) the incorporation by reference into Registration Statement No. 333-161148 of Oesterreichische Kontrollbank Aktiengesellschaft (filed under Schedule B) of its report dated February 22, 2012 relating to the December 31, 2011 financial statements of Oesterreichische Kontrollbank Aktiengesellschaft, which report appears in this Annual Report on Form 18-K for the year ended December 31, 2011 and (ii) the use of its name under the heading “Introductory Note to Financial Statements” in this Annual Report on Form 18-K.

Vienna, Austria

Date: April 20, 2012

/s/ MAG. BERNHARD GRUBER
Name:	Mag. Bernhard Gruber

/s/ MAG. WOLFGANG HÖLLER
Name:	Mag. Wolfgang Höller

KPMG Austria AG
Wirtschaftsprüfungs- und
Steuerberatungsgesellschaft
Vienna, Austria